Exhibit 10.1

ZBB ENERGY CORPORATION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into on September 30, 2014, by and between Eric C. Apfelbach (“you” or “Employee”) and ZBB Energy Corporation (“ZBB” or the “Company”).

RECITALS

WHEREAS, you are currently employed as the Company’s Chief Executive Officer;

WHEREAS, you and the Company have previously agreed to and operated under the terms of a letter employment agreement dated January 7, 2010 (“Letter Agreement”); and

WHEREAS, you and the Company now desire to amend and restate the Letter Agreement in its entirety by setting forth the terms and conditions of your agreements and understandings in this Agreement, which shall replace and supersede all terms and conditions contained within the Letter Agreement as of the date first written above.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of you and the Company set forth below, you and the Company, intending to be legally bound, agree as follows:

1. Position and Term.

(a) You will continue to serve as ZBB’s Chief Executive Officer and report to ZBB’s Board of Directors (“Board”).  Your services to ZBB will be performed in Menomonee Falls, Wisconsin.  You acknowledge, however, that you may be required to travel extensively in connection with the performance of your duties hereunder.

(b) During your employment by ZBB, you may accept a position on the board of directors of any company that does not directly compete with the business of ZBB, provided such position is approved in advance by ZBB’s Board.  It is understood that you are currently a member of the board of directors of a number of for-profit companies and a member of the board of directors or advisory board for a number of non-profit and other industry or economic associations previously disclosed to ZBB, which memberships shall not be prohibited by the terms hereof, provided that such memberships will not interfere in any way with the fulfillment of your duties as Chief Executive Officer and as a director of ZBB.

(c) Nothing contained in this Agreement will be construed as conferring upon you any right to remain employed by ZBB or any of its subsidiaries or affiliates or affect the right of ZBB or any of its subsidiaries or affiliates to terminate your employment at any time, for any reason or no reason, subject to the obligations of ZBB as set forth herein.

(d) This Agreement shall remain in effect until terminated, by either party, at any time and for any reason, upon the provision of written notice to the other party, subject to the terms and conditions set forth below.

2. Salary.

(a) You will be entitled to an annual salary of $250,000, payable in accordance with ZBB’s normal salaried payroll practices.  The Company’s compensation committee will review, at least annually, your overall compensation with a view to increasing it if, in the sole judgment of the compensation committee, the performance of ZBB or your services merit such an increase.

(b) ZBB shall be entitled to withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes or charges which it is required to withhold under applicable law.

3. Options.  You hold stock options in the Company, and such options are governed by the applicable stock options plans and agreements in effect between you and the Company.

4. Commuting and Other Expenses.  Subject to management approval, the Company will, for miles exceeding 60 miles round trip, reimburse your expenses relating to commuting to and from ZBB’s corporate offices at the then-current IRS mileage reimbursement rate.  All other expenses for Company travel will be reimbursed in accordance with ZBB’s Employee Travel and Expense Policy.

5. Benefits.

(a) During the term of your employment by ZBB, ZBB will provide you with, and you will be eligible for, all benefits of employment generally made available to the senior executives of ZBB (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.  You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of ZBB of similar rank.  Notwithstanding the foregoing, you may elect either to participate in ZBB’s health Benefit Plan or obtain other health insurance.  If you elect to obtain other health insurance, ZBB will pay the monthly premiums for such insurance up to an amount equal to $900 per month paid either directly by ZBB to the insurance provider, or reimbursed to you on a monthly basis as soon as practicable following your submission to ZBB of proof of payment of each monthly premium payment.  You will be solely responsible for the payment of monthly premiums in excess of this amount.  ZBB’s payment of such premiums shall constitute an “accident or health plan” for the purposes of Section 106 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) On a pre-tax basis, ZBB will provide a policy or reimburse you for the payment of premiums for a long-term disability insurance policy from an insurance carrier mutually acceptable to ZBB and you, provided that the annual premiums for such policy are not in excess of $7,000 per year.  To the extent ZBB reimburses you for the payment of premiums, such premiums will be paid either directly by ZBB to the insurance provider, or reimbursed to you as soon as practicable following your submission to ZBB of proof of payment of each premium payment.  You will be solely responsible for the payment of annual premiums in excess of $7,000.  ZBB’s payment of such premiums shall constitute an “accident or health plan” for the purposes of Section 106 of the Code.

(c) The Company will offer you four (4) weeks of personal time off per calendar year, in accordance with Company policy in effect from time to time.

(d) The Company will provide you with ten (10) paid holidays per calendar year, in accordance with Company policy in effect from time to time.

6. Benefits Upon Termination.

(a) You will be entitled to a severance payment in an amount equal to six (6) months of your annual base salary as then in effect (“Severance Payments”) in the event (i) ZBB terminates your employment for any reason other than “Cause” or “Disability,” (ii) you terminate your employment with ZBB for “Good Reason” or (iii) you die.  You acknowledge and agree that unless you become entitled to the Severance Payments by reason of your death (in which case, no general release of claims will be required), the payment of the Severance Payments is contingent on you executing a general release of claims for the benefit of ZBB (in a form satisfactory to ZBB), which must be executed by you (and any applicable revocation period must expire) in accordance with the terms of the general release of claims but in no event later than sixty (60) calendar days following the effective date of your termination.  The Severance Payments shall be payable in accordance with ZBB’s normal salaried payroll practices then in effect, and the first payment (which shall include any accrued payments that would have otherwise been made beginning on the date of your termination of employment) shall be made to you (or your estate) on the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the general release of claims; provided, however, if the sixty (60) day period, described above, spans two different calendar years, then the first payment shall not be made until the later of (A) the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the general release of claims or (B) the first normal payroll date occurring in the later calendar year during such sixty (60) day period.

You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.

(b) In the event your employment with ZBB is terminated due to “Disability,” you will be entitled to severance in an amount equal to your base salary as then in effect from the date of termination through the date on which benefits under the long-term disability policy begin (“Disability Severance”), but in no event longer than 90 days, paid in accordance with ZBB’s normal salaried payroll practices as then in effect, provided that you execute a general release of claims for the benefit of ZBB (in a form satisfactory to ZBB), which must be executed by you (and any applicable revocation period must expire) in accordance with the terms of the general release of claims but in no event later than sixty (60) calendar days following the effective date of your termination.  Your first Disability Severance payment (which shall include any accrued payments that would have otherwise been made beginning on the date of your termination of employment) shall be made to you on the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the general release of claims; provided, however, if the sixty (60) day period, described above, spans two different calendar years, then the first payment shall not be made until the later of (i) the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the general release of claims or (ii) the first normal payroll date occurring in the later calendar year during such sixty (60) day period.

You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.

(c) If you terminate your employment with ZBB for “Good Reason,” and if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following such termination, then ZBB shall pay your monthly premium under COBRA until the earlier of:  (i) the last day of the six (6) month period following such termination or (ii) the date on which you are offered or obtain health insurance coverage in connection with new employment or self-employment.  If you are not eligible for COBRA coverage because you have waived health insurance coverage, then, subject to the dollar limits of Paragraph 5(b), above, ZBB shall pay your monthly premium for long-term disability conversion coverage until the earlier of:  (A) the last day of the four (4) month period following such termination or (B) the date on which you are offered or obtain long-term disability insurance coverage in connection with new employment or self-employment.

(d) If you terminate your employment with ZBB other than for “Good Reason” or ZBB terminates your employment for “Cause,” you will be entitled to the payment of any accrued but unpaid base salary through the date of termination, plus all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.  In either case, you will not be entitled to any Severance Payments, Disability Severance or payment of COBRA or long-term disability coverage premiums.

(e) The Restrictive Covenant Agreement between you and the Company dated January 7, 2010 (“Restrictive Covenant Agreement”), shall remain in full force and effect.  If you breach the provisions of the Restrictive Covenant Agreement, then you shall forfeit any unpaid Severance Payments, Disability Severance and COBRA and long-term disability conversion coverage premiums as of the time of ZBB’s determination of the breach, and you shall repay to ZBB any and all Severance Payments, Disability Severance and COBRA and long-term disability conversion coverage premiums you have received as of the time of ZBB’s determination of the breach as soon as practicable after ZBB provides a written demand for payment to you.

(f) For purposes of this Agreement, “Cause” shall mean, as determined by the Company, termination of your employment with ZBB due to (i) any failure by you to substantially perform your duties with ZBB (other than by reason of illness) which occurs after ZBB has delivered to you a demand for performance which specifically identifies the manner in which ZBB believes you have failed to perform your duties, and you fail to resume performance of your duties on a continuous basis within fourteen (14) days after receiving such demand; (ii) your commission of a material violation of any law or regulation applicable to ZBB or any of its subsidiaries or your activities in respect of ZBB or any of its subsidiaries; (iii) your commission of any material act of dishonesty or disloyalty involving ZBB or any of its subsidiaries; (iv) any violation by you of a ZBB policy of material import; (v) any act by you of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of ZBB; (vi) your chronic absence from work other than by reason of a serious health condition; (vii) your commission of a crime which substantially relates to the circumstances of your position with ZBB or any of its subsidiaries or which has material adverse effect on ZBB or any of its subsidiaries; or (viii) the willful engaging by you in conduct which is demonstrably and materially injurious to ZBB or any of its subsidiaries.

(g) For purposes of this Agreement, “Disability” shall mean (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) you have been, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under any accident, disability or health plan.

(h) For purposes of this Agreement, “Good Reason” shall mean your termination of your employment with ZBB within thirty (30) days after any of the following:  (i) a change in your position with ZBB which materially reduces your level of responsibility or a material reduction in your base salary (except to the extent the base salary of substantially all of the executive officers of ZBB is reduced proportionately); (ii) a notification by ZBB to you that your principal place of employment will be relocated to an office or location that is more than 50 miles from the office or location at which you were principally employed as of the date of this Agreement and that is no closer to your principal residence; or (iii) a material breach by ZBB of any term of this Agreement following written notice thereof and the failure of ZBB to cure such breach within ten (10) days of such written notice.  Notwithstanding the above to the contrary, Good Reason does not exist unless (A) you object to any change, reduction, notification, or breach described above by written notice to ZBB within ten (10) business days after such change, reduction, notification, or breach occurs and (B) ZBB fails to cure such change, reduction or breach within ten (10) business days after such notice is given.

7. Timing; Miscellaneous Provisions.

(a) This Agreement and all your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.  ZBB can assign its rights under this Agreement to any entity that assumes ZBB’s obligations hereunder and this Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of ZBB’s business and/or assets.  For all purposes under this Agreement, the term “ZBB” shall include any successor to ZBB’s business and/or assets which becomes bound by this Agreement.

(b) This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(c) Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier or U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of notices to you, notices shall be addressed to you at the home address which you most recently communicated to ZBB in writing.  In the case of notices to ZBB, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d) No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of ZBB (other than you).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) This Agreement and the other agreements, representations and understandings expressly set forth or referenced herein contain the entire understanding of the parties with respect to the subject matter hereof.  With the exception of the terms and conditions of the Letter Agreement, which shall be superseded and replaced by this Agreement, all other agreements between you and the Company shall remain in full force and effect.

(f) Any termination of this Agreement shall not release either ZBB or you from our respective obligations to the date of termination nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement.

(g) The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Wisconsin (other than provisions governing the choice of law).

(h) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i) The Agreement and any payments provided hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder) (“Section 409A”).  The Agreement shall in all respects be interpreted, operated, and administered in accordance with this intent.  Payments provided under the Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption, including to the maximum extent possible, exemptions for separation pay due to an involuntary separation from service and/or short-term deferrals.  Any payments provided under the Agreement to be made upon a termination of service that constitute deferred compensation subject to Section 409A shall only be made if such termination of service constitutes a “separation from service” under Section 409A.  Each installment payment provided under the Agreement shall be treated as a separate identified payment for purposes of Section 409A.  To the extent required by Section 409A, each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) any reimbursement of an eligible expense shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.  If the Employee is a “specified employee” under Section 409A at the time of the Employee’s termination of service, any payments to be made upon a termination of service that constitute deferred compensation subject to Section 409A and that are scheduled to be made within six months following the Employees termination date shall be delayed, without interest, and paid in a lump sum on the earlier of (i) the first payroll date to occur following the six-month anniversary of the Employee’s termination date, or (ii) the Employee’s death, and any payments otherwise scheduled to be made thereafter shall be made in accordance with their original schedule.  The Company makes no representations or warranties that the payments provided under the Agreement comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, on one or more counterparts hereof, all of which counterparts shall be deemed as but one and the same document, as of the date first written above.

ZBB ENERGY CORPORATION

/s/ Eric C. Apfelbach	By:	/s/ Paul Koeppe
Eric C. Apfelbach		Paul Koeppe
Chairman of the Board